Exhibit 99.1

FOR IMMEDIATE RELEASE

Sunwin International Reports Second Quarter 2010 Results
Continued Development of Stevia Market Opportunity and High-Grade Supply Capability

Qufu, China, December 15, 2009 – Sunwin International Neutraceuticals, Inc. (OTCBB: SUWN), today reported results for the fiscal 2010 second quarter ended October 31, 2009.

Total revenue was $3.7 million compared to $3.4 million in the first fiscal quarter of 2010 and $6.6 million in the same quarter of the prior fiscal year. The year-over-year decline was primarily a result of declines in the natural medicines segment related to weather and breeding limitations in the People’s Republic of China and lower sales of Stevia due a reduction in customer demand as result of a slow recovery from the overall world economic crisis and declines in the South Korean Won. Year-to-date, total revenue was $7.0 million compared to $12.8 million, including $5.4 in stevia extract sales and $1.8 million in natural medicines as compared to $7.7 million in Stevia sales and $5.1 million in natural medicines in the same period of the prior fiscal year. Total sales were up 10% from the first quarter, primarily driven by initial recovery in the Stevia extract business. Operating expenses were $0.8 million as compared to $1.1 million a year ago due to cost cutting initiatives, partially offset by startup costs related to the company’s new high-grade extracts and production facilities. Net loss was $0.2 million, or $0.00 per share, compared to net income of $0.4 million, or $0.00 per share, in the same quarter in the prior fiscal year.

“Fiscal 2010 began during a difficult period for the global economy as many of our customers had reduced production levels following a very strong 2009” commented Laiwang Zhang, the company’s Chairman. “Our second quarter results were affected by these challenges, but we are beginning to see signs of recovery in our broader end markets. During this time, we have utilized our strong balance sheet to invest in increased production facilities for Rebaudioside A 98 using cash rather than debt. As a result, we are now able to provide the high grade of Stevia extract into an expanding market without being tied to the success of any one end market or ingredient provider. We believe that the addition of production capacity for Rebaudioside A 98 will position the company for increased Stevia sales ahead.”

On the balance sheet at October 31, 2009, cash increased slightly to $10.6 million from $10.5 million at April 30, 2009. Inventory was $7.1 million compared to $7.7 million at prior fiscal year-end, including approximately $4.1 million in finished goods.

As a primary provider of Stevia extract in Asia, our sales in the second quarter of fiscal 2010 were affected by the global economic slowdown and a decrease in the value of the South Korean Won compared to the Chinese Renminbi, which has reduced sales of certain Chinese goods to this region, a key Stevia market. Veterinary sales were affected negatively by flooding in southern China earlier in calendar 2009 as well as government restrictions on livestock breeding. We have increased our domestic Chinese stevia sales focus and continue to develop opportunities in the growing North American marketplace where in September 2009 we completed the process for U.S. Food and Drug Administration ("FDA") self-affirmed GRAS status for certain stevia extracts we produce. Also, we completed construction of our new high-grade stevia extracts and production facilities in the second quarter of fiscal 2010 which increased production capacity to 500 metric tons.

“Our announcement of self-affirmed GRAS status in September 2009 opened the door for a number of US and North American opportunities for our Stevia products, especially in conjunction with our development partner WILD Flavors, one of the top natural foods development companies worldwide,” said Jeff Reynolds, President and CEO of Sunwin USA. “The increasing interest in Stevia as a natural, no calorie sweetening system presents numerous opportunities for Sunwin. We are able to not only supply extract, but also work directly with the customer to address their unique formulation needs of producing quality food and beverage products matching specific taste and price profiles. There are a number of products with international food and beverage companies that are being readied for market with more in development. We are very excited for the opportunities ahead in the Stevia business.”

Company Background
Sunwin International Neutraceuticals, Inc. engages in the areas of essential traditional Chinese medicine, zero calorie natural sweeteners (Stevia), and veterinary medicines and feeds prepared from 100 percent natural herbal ingredients. As an industry leader in agricultural processing, Sunwin has built an integrated global firm with the sourcing and production capabilities to meet the needs of consumers throughout the world. Sunwin also makes such value-added products as specialty veterinary food ingredients and specialty feed ingredients. For more info about Sunwin, please visit http://www.sunwininternational.com.

Safe Harbor Statement
Sunwin International Neutraceuticals, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance and expectations regarding revenues, net income and earnings.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2009.

CONTACT:

Company:
Jeff Reynolds
972-377-2339
jreynolds@sunwinusa.com

Investors:
Matt Kreps
The Shelton Group
972-239-5119 ext 125
mkreps@sheltongroup.com